Exhibit (a)(1)

FOR IMMEDIATE RELEASE

Allergan Board of Directors Unanimously Rejects Unsolicited Exchange Offer from Valeant

Board Determines Offer is Grossly Inadequate, Substantially Undervalues Allergan and Creates

Significant Risks and Uncertainties for Allergan Stockholders

Files 14D-9 with SEC Urging Stockholders Not to Tender Their Shares

Irvine, Calif., (June 23, 2014) — Allergan, Inc. (NYSE: AGN) (“Allergan” or the “Company”) today announced that its Board of Directors, after consultation with its independent financial and legal advisors, unanimously determined that Valeant Pharmaceuticals International, Inc.’s (“Valeant”) unsolicited exchange offer to acquire all outstanding common shares of Allergan is grossly inadequate, substantially undervalues the Company, creates significant risks and uncertainties for Allergan stockholders, and is not in the best interests of the Company and its stockholders. Accordingly, the Board strongly recommends that Allergan stockholders not tender any Allergan shares to Valeant.

Pursuant to the Valeant exchange offer, Allergan stockholders would exchange each share of common stock of the Company for 0.83 shares of Valeant common stock and $72.00 in cash, or subject to proration, an amount of cash or a number of Valeant common shares with the implied value set forth in the exchange offer (the “Exchange Offer”). The Company noted that the implied value of the Exchange Offer is $173.20 per share, based on the closing price of Valeant’s stock on June 20, 2014, which is substantially lower than the initial $179.25 per share implied value of Valeant’s May 30, 2014 re-revised proposal, which also included a contingent value right that is not included in the Exchange Offer.

“Our Board is unanimous in its determination that Valeant’s unsolicited exchange offer is grossly inadequate, substantially undervalues Allergan, and is not in the best interests of Allergan and its stockholders,” said David E.I. Pyott, Allergan’s Chairman of the Board and Chief Executive Officer. “The Board strongly recommends that Allergan stockholders reject Valeant’s exchange offer and prevent Valeant from taking control of Allergan at a price that does not appropriately reflect the underlying value of Allergan’s assets, operations and prospects, including our industry-leading position and projected growth opportunities. Allergan has a track record of consistently acting in the best interests of its stockholders and the Board continues to be confident that Allergan will create significantly more value than Valeant’s proposal.”

In reaching its determination to reject the Exchange Offer, the Allergan Board noted, among other considerations:

•	The Exchange Offer is grossly inadequate and substantially undervalues Allergan’s industry-leading position, financial performance, strong balance sheet, exceptional management and growth prospects.
–	Allergan has a longstanding track record of innovation and operational excellence that has created strong and sustainable stockholder value over a substantial period of time.

o	Allergan has routinely delivered compelling results, achieving compound annual increases in revenue and non-GAAP diluted earnings per share of approximately 15.7% and 18.4%, respectively, since 1998.
o	Allergan has created significant value for its stockholders over the last five years, generating a 256% price return compared to a 113% price return in the S&P 500.
–	Its belief that Allergan’s promising outlook should create significant near-term and long-term value for stockholders.
o	As previously announced, given the strength in its business, Allergan expects to:
•	Increase non-GAAP diluted earnings per share by 20 to 25 percent and continue to generate double-digit revenue growth in 2015.
•	Produce double-digit sales growth and produce non-GAAP diluted earnings per share compounded annual growth of 20 percent over the next five years.
•	Generate approximately $14 billion in additional free cash flow over the next five years.
o	The Company will provide an update to its stockholders on near-term value-driving events on or around the time of Allergan’s second quarter 2014 earnings announcement.
–	Allergan’s future prospects are driven by a robust pipeline of new products and services arising from a longstanding and successful dedication to research and development.
o	Allergan has a track record of exceeding its guidance every year for the past 15 years, including through numerous business cycles.
o	The Board believes Allergan’s ongoing commitment to extensive and efficient investment in research and development will create substantial value for stockholders and customers.
–	Allergan has a strong balance sheet and ample leverage capacity.

•	Its belief that Valeant’s business model creates significant risks and uncertainties for Allergan’s stockholders.
–	Valeant’s acquisition-based revenue growth is unsustainable.
–	Valeant’s anemic organic growth is driven by unsustainable price increases.
–	Valeant’s projected synergies claims are aggressive, and Valeant’s lack of investment would put Allergan’s core business at risk under Valeant’s ownership.
–	Valeant discloses far less in its financial statements than Allergan and its industry peers.
–	Valeant’s R&D capabilities pale when compared to Allergan’s track record of innovation and value creation.

•	The urgency of the Exchange Offer disadvantages Allergan’s stockholders and evidences Valeant’s desperation to acquire Allergan to mask its continued weak organic growth.

•	Valeant and Pershing Square have used highly questionable tactics in an attempt to facilitate a series of grossly inadequate proposals.

•	On June 21, 2014, each of Goldman, Sachs & Co. and BofA Merrill Lynch rendered an oral opinion to the Allergan Board that, as of that date and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration proposed to be paid to the Allergan stockholders (other than Offeror and Pershing Square and any of their respective affiliates) of Shares pursuant to the Offer was inadequate from a financial point of view to such holders. The full texts of the written opinions of each of Goldman, Sachs & Co. and BofA Merrill Lynch, each dated June 21, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with each such opinion, is attached to Allergan’s 14D-9 filing as Annexes B and C, respectively. Goldman, Sachs & Co. and BofA Merrill Lynch each provided its opinion for the information and assistance of the Allergan Board in connection with its consideration of the exchange offer. The opinions of Goldman, Sachs & Co. and BofA Merrill Lynch are not recommendations as to whether or not any holder of Allergan’s shares should tender such shares in connection with the exchange offer or any other matter.

Allergan has made the Board’s position on the Exchange Offer available to stockholders in a solicitation/recommendation statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission (“SEC”) and published on Allergan’s website at www.allergan.com.

Goldman, Sachs & Co. and BofA Merrill Lynch are serving as financial advisors to the Company and Latham & Watkins, Richards, Layton & Finger, P.A. and Wachtell, Lipton, Rosen & Katz are serving as legal counsel to the Company.

About Allergan

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,600 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding a proposed offer or proposal by Valeant and/or Pershing Square. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Allergan’s control. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as Allergan’s public filings with the U.S. Securities and Exchange Commission (the “SEC”), including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact Allergan’s information agent, Innisfree M&A Incorporated, at 877-800-5187.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC that will be mailed to stockholders of the Company. In addition, the Company has filed a preliminary solicitation statement with the SEC on June 16, 2014 and intends to file a definitive solicitation statement. Any definitive solicitation statement will be mailed to stockholders of the Company. INVESTORS AND STOCKHOLDERS OF ALLERGAN ARE ENCOURAGED TO READ THESE AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents as they become available and any other documents filed with the SEC by the Company at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at www.allergan.com. Copies of these materials may also be requested from Allergan’s information agent, Innisfree M&A Incorporated, toll-free at 877-800-5187.

The Company, its directors and certain of its officers and employees are participants in solicitations of Company stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014, as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 7, 2014. To the extent holdings of the Company’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

Allergan Contacts

Bonnie Jacobs, Allergan (714) 246-5134

Joele Frank, Dan Katcher, and Scott Bisang, Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449